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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                     FORM 15
             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
           UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934
           OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.
                         Commission File Number: 0-9478

                           SPECTRUM LABORATORIES, INC.
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             (Exact Name of Registrant as specified in its charter)

                             18617 Broadwick Street
                       Rancho Dominguez, California 90220
                                 (310) 885-4600
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $0.01 per share
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            (Title of each class of securities covered by this Form)
                                      None

(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains) Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)        |X|               Rule 12h-3(b)(1)(i)        |_|
Rule 12g-4(a)(1)(ii)       |_|               Rule 12h-3(b)(1)(ii)       |_|
Rule 12g-4(a)(2)(i)        |_|               Rule 12h-3(b)(2)(i)        |_|
Rule 12g-4(a)(2)(ii)       |_|               Rule 12h-3(b)(2)(ii)       |_|
                                             Rule 15d-6                 |_|


Approximate number of holders of record as of the certification or notice date:
3 holders of record of Common Stock

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Spectrum Laboratories, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



                                          SPECTRUM LABORATORIES, INC.
DATE: November 28, 2005                   By: /s/ Roy T. Eddleman
                                              ----------------------------------
                                              Name:   Roy T. Eddleman
                                              Title:  Chief Executive Officer